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Exhibit 10.517

CHIRON CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective March 1, 2003)

ARTICLE I
PURPOSE

        This Plan is designed to restore to selected employees of Chiron Corporation and its affiliates certain benefits that cannot be provided under the Chiron 401(k) Plan. It shall be effective for compensation earned after December 31, 1997 and to permit additional deferrals of annual bonuses.

        This Plan is intended to be a plan that is unfunded and that is maintained by Chiron Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA").

ARTICLE II
DEFINITIONS

        In this Plan, the following terms have the meanings indicated below:

        2.01    "Account"    means a bookkeeping entry used to record supplemental deferrals and contributions made on a Participant's behalf under Article III and Article VII of the Plan and any earnings credited to these supplemental deferrals and contributions under Article IV or Article VII of the Plan. To the extent it considers necessary or appropriate, the Committee or its delegate shall maintain separate a subaccount for each type of supplemental deferral or contribution under the Plan or shall otherwise provide a means for determining that portion of an account attributable to each type.

        2.02    "Affiliate"    means an entity other than the Company whose employees participate in the 401(k) Plan.

        2.03    "Beneficiary"    means the person or persons, natural or otherwise, entitled to receive a Participant's vested Account if the Participant dies before distribution of his or her entire vested Account. A Participant's Beneficiary shall, at any time, be the person or persons then designated, whether affirmatively or by default, as the Participant's beneficiary under the 401(k) Plan. If the Participant no longer has a beneficiary under the 401(k) plan, the Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries for purposes of this Plan. Any such designation will be made in writing pursuant to such procedures as the Committee may establish and delivered to the Committee before the Participant's death. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Committee may establish. If there is no effective Beneficiary designation on file when such a Participant dies, the Participant's vested Account will be distributed to the Participant's spouse if surviving at the Participant's death, or if there is no such spouse, the Participant's estate.

        2.04    "Bonus"    means the component of an Eligible Employee's Compensation paid in the form of an annual cash bonus.

        2.05    "Chiron 401(k) Plan"    means the Chiron Corporation 401(k) Plan, as amended from time to time.

        2.06    "Code"    means the Internal Revenue Code of 1986, as amended.

        2.07    "Committee"    means the committee established pursuant to Article XIV of the Chiron 401 (k) Plan, as constituted from time to time. The Committee has full discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, and to correct errors. The Committee may delegate its duties and responsibilities and, unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee's full discretionary authority to accomplish the delegation. Decisions of the Committee and its delegate will be final and binding on all persons.

        2.08    "Company"    means Chiron Corporation.

        2.09    "Compensation"    means compensation as established pursuant to Article II of the Chiron 401 (k) Plan, as constituted from time to time.

        2.10    "Eligible Employee"    means an employee of the Company or of an Affiliate at the level of any executive salary grade position who has been selected by the Committee for Plan participation. An individual will automatically cease to be an Eligible Employee on the earliest of (i) the date the individual ceases to be an employee of the Company or an Affiliate at the level of an executive salary grade position, (ii) the date specified by the Committee for such cessation or (iii) the date the Plan is terminated.

        2.11    "Matching Contribution"    means a matching contribution pursuant to Section 5.02 of the Chiron 401(k) Plan.

        2.12    "Participant"    means a current or former Eligible Employee who retains an Account.

        2.13    "Plan"    means this Chiron Corporation Supplemental Executive Retirement Plan, as amended from time to time.

        2.14    "Plan Year"    means the plan year defined in the Chiron 401 (k) Plan.

        2.15    "Plan Year Account"    means, for each Plan Year, that portion of an Eligible Employee's Account that is attributable to (i) Compensation that would have been paid in such Plan Year had payment not been deferred under this Plan and (ii) interest credited thereto pursuant to Article IV.

        2.16    "Retirement Contribution"    means a retirement contribution pursuant to Section 5.03 of the Chiron 401(k) Plan.

        2.17    "Salary Deferral"    means a salary deferral pursuant to Section 5.01 of the Chiron 401(k) Plan.

        2.18    "Special Deferred Compensation Arrangement"    means any written deferred compensation arrangement entered into between and signed by an Eligible Employee and the Company, or an Affiliate thereof, which is approved by the Committee or its delegate pursuant to Section 7.01 hereof.

        2.19    "Termination of Employment"    means termination of employment with the Company and all Affiliates, other than by reason of death.

ARTICLE III
DEFERRALS AND CONTRIBUTIONS

        3.01    Supplemental Salary Deferrals.

          (a)    Elections.    In order to be eligible for supplemental salary deferrals for each Plan Year, an Eligible Employee must make an election to make Salary Deferrals for such Plan Year. Such election generally must be made before the calendar year in which the Compensation is earned, in accordance with such procedures as the Committee shall specify. However, if an individual first becomes an Eligible Employee during a Plan Year, an Eligible Employee may elect, within 30 days after he or she is first notified that he or she is eligible to participate in the Plan, to defer Compensation for services performed during that Plan Year and after the election. Elections will remain in effect for one Plan Year or, if the Committee so permits, all subsequent Plan Years during which the individual remains an Eligible Employee. Such election may be revoked, but any revocation cannot be made effective before the first day of the first Plan year beginning after the date the revocation is filed.

          (b)    Late Election.    If an Eligible Employee does not make a timely election for a Plan Year, no supplemental salary deferral will be made under the Plan on behalf of that Eligible Employee with regard to that election for that Plan Year.

          (c)    Amount.    The amount of an Eligible Employee's supplemental salary deferral will be equal to the portion of the Salary Deferral otherwise elected by such Eligible Employee which could not be contributed to the Chiron 401(k) Plan due to the limitations of Code Sections 401(a)(17), 402(g)(1) and/or 415.

          (d)    Special Election for Bonuses.    For Plan Years beginning after December 31, 2001, an Eligible Employee may make a separate salary deferral election with respect to the Eligible Employee's Bonus that will be paid in such Plan Year. The portion of the Bonus that may be deferred pursuant to this election is any percentage that, when added to the maximum percentage of Salary Deferral that he may elect, does not exceed one hundred percent (100%) of such Bonus.

          (e)    Crediting.    Supplemental salary deferrals will be credited to Eligible Employees' Accounts as of the date that the Salary Deferrals to which the supplemental salary deferrals relate would otherwise have been credited to the Chiron 401 (k) Plan.

        3.02    Supplemental Matching Contributions.

          (a)    Amount.    The amount of an Eligible Employee's supplemental matching contribution for a Plan Year will be equal to the amount by which that Eligible Employee's Matching Contribution for that Plan Year was reduced due to the reduction of such Eligible Employee's Salary Deferral or Matching Contributions as a result of the Code Sections 401(a)(17), 402(g)(1) and/or 415; provided that supplemental matching contributions attributable to Salary Deferral reductions under the Chiron 401(k) Plan shall not be made unless supplemental salary deferrals equal to such reductions are made hereunder.

          (b)    Crediting.    Supplemental Matching Contributions will be credited to Eligible Employees' Accounts as of the date that the Matching Contributions to which the Supplemental Matching Contributions relate would otherwise have been credited to the Chiron 401 (k) Plan.

        3.03    Supplemental Retirement Contributions.

          (a)    Amount.    The amount of an Eligible Employee's supplemental retirement contribution for a Plan Year will be equal to the amount by which that Eligible Employee's Retirement Contribution for that Plan Year was reduced as a result of Code Sections 401(a)(17) and/or 415.

          (b)    Crediting.    Supplemental retirement contributions will be credited to Eligible Employees' Accounts as of the date that the Retirement Contributions to which such Supplemental Retirement Contributions relate would otherwise have been credited to the Chiron 401(k) Plan.

ARTICLE IV
EARNINGS

        Interest will be credited to each Account at the end of each calendar quarter, in accordance with procedures approved by the Committee. The interest rate used will be based on the Moody's Corporate Bond Yield Average. The Corporate Bond Yield Average is equal to the average of the Moody's Corporate AAA, AA, A and BAA Bond Yield Averages, determined as of the first business day of that quarter. The first quarter for which interest will be credited is the calendar quarter beginning January 1, 1998.

ARTICLE V
VESTING

        Participants will be 100% vested in that portion of their Accounts attributable to supplemental salary deferrals and supplemental matching contributions and will vest in that portion of their Accounts attributable to supplemental retirement contributions in the same manner that they vest in Retirement Contributions. That portion of a Participant's Account attributable to amounts deferred under a Special Deferred Compensation Arrangement shall vest in accordance with the terms of that arrangement.

ARTICLE VI
DISTRIBUTIONS

        6.01    Standard Distribution Options

          (a)    General.    Subject to Sections 6.01(b) (relating to Retirement), Section 6.02 (relating to distributions following death), Section 6.03 (relating to accelerated distributions) and Article VII (relating to certain distributions of Special Deferred Compensation Arrangements) each Plan Year Account of a Participant, to the extent vested, will be distributed in a lump sum within 30 days following the earlier of

    (i)
    the date 30 days after the Participant's Termination of Employment or, if the Participant so elects, the January 15 of the calendar year immediately following the Participant's Termination of Employment or

    (ii)
    for each Plan Year Account attributable to a Plan Year beginning after December 31, 2001, March 1 of any calendar year that begins at least two years after the beginning of such Plan Year (the "Specified Payment Date"). Although a Participant may elect a separate Specified Payment Date for each Plan Year Account, the Plan Administrator may specify a limit on the total number of different Specified Payment Dates that a Participant may elect with respect to all Plan Year Accounts.

          (b)    Retirement.    An Eligible Employee may also elect that if, at the time of Termination of Employment, he or she both (i) reached age fifty-five (55) and (ii) been employed by the Company for a period of at least ten (10) years, payment of his or her vested Account will be distributed, in lieu of the time and form of distribution set forth in (a) above, beginning on a date following Termination of Employment elected by the Eligible Employee, but not later than Participant's 65th birthday (or if later, the first March 1 following Termination of Employment), and may be made in a single lump sum or in annual installments, not in excess of 10. The amount of each installment will be the remaining balance of the Participant's vested Account divided by the number of installments remaining (including the installment to be made).

          (c)    Elections.    Any election made by an Eligible Employee with respect to a Plan Year Account under (a) or (b) above must be made at such time and in such manner as the Committee may specify, but not later than the deadline for electing to defer compensation otherwise payable in such Plan Year. If the Committee so determines, an election may apply to all subsequent Plan years, until revoked in writing before the first Plan Year for which it is intended to be revoked. A Participant may change a distribution election with respect to a Plan Year Account by submitting the change to the Committee at such time and in such manner as the Committee shall specify. However, any election eliminating or changing a Specified Payment Date must be made at least two years before the previously Specified Payment Date and any new Specified Payment Date must be March 1 of a calendar year that is not earlier than the second calendar year beginning after the new election is made. Any change in the time or manner in which a Plan Account is distributed following Termination of Employment will be valid only if Termination of Employment occurs more than two years after the date of such subsequent election.

          (d)    Default.    Subject to Article VII (relating to certain distributions of Special Deferred Compensation Arrangements), if upon a Participant's Termination of Employment, the Committee does not have a proper distribution election on file for that Participant, the vested portion of that Participant's Account will be distributed to the Participant in one lump sum within the period 30 to 60 days after the Participant's Termination of Employment.

        6.02    Death.    Subject to Article VII (relating to certain distributions of Special Deferred Compensation Arrangements), if a Participant dies with a vested amount in his or her Account, whether or not the Participant was receiving payouts from that Account at the time of his or her death, the Participant's Beneficiary will receive the entire vested amount in the Participant's Account within the 30 day period beginning 30 days after (and ending 60 days after) the Committee learns of the Participant's death and has verified the Beneficiary's right to payment.

        6.03    Accelerated Distributions.    Pursuant to the following restrictions, a Participant may accelerate the time and form of distribution:

          (a)    Hardship Withdrawal.    If a Participant has a severe financial hardship resulting from extraordinary and unforeseen circumstances beyond the Participant's control and has no other resources that could be liquidated or otherwise accessed to relieve this hardship without such liquidation or access itself causing a severe financial hardship, the Participant may request a hardship withdrawal. The total hardship withdrawal must be approved by the Committee, and shall be limited to the amount necessary to meet the financial need and to satisfy the Participant's tax liability with respect to such withdrawal, and in no event may such amount exceed that portion of the Participant's Account attributable to supplemental salary deferrals and supplemental matching contributions.

          (b)    Forfeiture.    Absent a demonstration of immediate and heavy financial need described above in paragraph (a), a Participant may elect to receive 90% of his or her entire vested Account in an early distribution at any time upon 30 days written request, in which case the remaining ten percent (10%) of the Participant's entire vested Account shall be permanently forfeited.

        6.04    Withholding.    The Company will deduct from Plan payouts, or from other compensation payable to a Participant or Beneficiary, amounts required by law to be withheld for taxes with respect to benefits under this Plan. The Company reserves the right to reduce any supplemental deferral or contribution that would otherwise be made under this Plan on behalf of a Participant to satisfy the Participant's tax withholding liabilities.

ARTICLE VII
SPECIAL DEFERRED COMPENSATION ARRANGEMENTS

        7.01    General.    If an Eligible Employee enters into a separate written arrangement with the Company or an Affiliate, signed by both parties, for the payment of nonqualified deferred compensation or the Company authorizes the deferral of additional types of compensation arrangements (including but not limited to severance payments, special bonuses, bonuses or other compensation earned with a predecessor company, etc.) pursuant to a separate written arrangement signed by the Eligible Employee and the Company or an Affiliate (each a "Special Deferred Compensation Arrangement"), payment of such compensation shall be made through this Plan, unless expressly specified otherwise under such arrangement.

        7.02    Defined Contribution Arrangements.    If the Special Deferred Compensation Arrangement is in the nature of a defined contribution arrangement, the deferred amount will be credited to the Eligible Employee's Account when such amounts would otherwise have been paid or when specified under the arrangement. Amounts so credited to the Eligible Employee's Account will be credited with earnings and, to the extent vested under the arrangement, shall become distributed in accordance with the terms of the Plan, except to the extent specified under the arrangement.

        7.03    Defined Benefit Arrangements.    If a Special Deferred Compensation Arrangement is in the nature of a defined benefit arrangement, the benefit shall be payable hereunder, at the time and in the form specified in the arrangement.

ARTICLE VIII
PRIOR CCD PLAN

        This Plan shall supersede and replace the Ciba Corning Diagnostics Corp. Supplemental Executive Retirement Plan (the "CCD SERP") effective January 1, 1998, other than with respect to Supplemental Pension Plan Benefits thereunder. As a result, no further Supplemental Investment Plan Credits shall be made under the CCD SERP with respect to compensation earned after December 31, 1997 and all Supplemental Investment Plan Credits (including earnings thereon as of December 31, 1997) attributable to compensation earned by a Participant before January 1, 1998 shall be credited to such Participant's Account under this Plan effective January 1, 1998 and shall be subject thereafter to this Plan's provisions, including but not limited to this Plan's provisions relating to earnings (for periods after December 31, 1997) and distribution. However, that portion of an Account attributable to Supplemental Investment Plan Credits under the CCD SERF (including earnings thereon) shall vest in the same manner that the underlying qualified plan contributions (i.e. that they supplemented) vest under the 401(k) Plan. If such an individual would not otherwise be a Participant in this Plan effective January 1, 1998, he or she must elect no later than December 31, 1997, in accordance with such procedures as the Committee shall specify, the manner in which his or her vested Account will be paid out in accordance with Article V of this Plan.

ARTICLE IX
MISCELLANEOUS

        9.01    Limitation of Rights.    Participation in this Plan does not give any individual the right to be retained in the service of the Company or of any related entity.

        9.02    Satisfaction of Claims.    Payments to a Participant, the Participant's legal representative, or Beneficiary in accordance with the terms of this Plan will, to the extent thereof, be in full satisfaction of all claims that person may have hereunder against the Committee, the Company, and all Affiliates, any of which may require, as a condition to payment, that the recipient execute a receipt and release in a form determined by the Committee, the Company, or an Affiliate.

        9.03    Indemnification.    The Company and the Affiliates will indemnify and hold harmless the Directors, the members of the Committee, and employees of the Company and the Affiliates who may be deemed fiduciaries of the Plan, from and against any and all liabilities, claims, costs and expenses, including attorneys' fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan, other than such liabilities, claims, costs and expenses as may result from the gross negligence or willful misconduct of such persons. The Company and the Affiliates shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section applies.

        9.04    Assignment.    To the fullest extent permitted by law, benefits under the Plan and rights thereto are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Beneficiary.

        9.05    Inability to Locate Recipient.    If a benefit under the Plan remains unpaid for two years from the date it becomes payable solely by reason of the inability of the Committee to locate the Participant or Beneficiary entitled to the payment, the benefit shall be treated as forfeited. Any amount forfeited in this manner shall be restored without interest upon presentation of an authenticated written claim by the person entitled to the benefit.

        9.06    Amendment and Termination.    The Company's Board of Directors may, at any time, amend or terminate the Plan. In addition, the Committee may amend the Plan (other than this Section 9.06), provided that no such amendment may cause any substantial increase in cost to the Company or to any Affiliate. Any amendment must be made in writing; no oral amendment will be effective. No amendment may, without the consent of an affected Participant (or, if the Participant is deceased, the Participant's Beneficiary), adversely affect the Participant's or the Beneficiary's rights and obligations under the Plan with respect to amounts already credited to a Participant's Account. Notwithstanding the foregoing, if the Plan is terminated, the Company's Board of Directors may determine that all Accounts will be paid out as soon as practicable thereafter in single sum payments.

        9.07    Applicable Law.    To the extent not governed by Federal law, the Plan is governed by the laws of the State of California. If any provision of the Plan is held to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.

        9.08    No Funding.    The Plan constitutes a mere promise by the Company and the Affiliates to make payments in the future in accordance with the terms of the Plan. Except to the extent provided below in Section 9.09, Participants and Beneficiaries have the status of general unsecured creditors of the Company and the Affiliates and Plan benefits will be paid from the general assets of the Company and the Affiliates and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company or the Affiliates. In all events, it is the intention of the Company, all Affiliates and all Participants that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

        9.09    Salary Deferral Trust.    Plan benefits attributable to the supplemental salary deferrals of Participants shall be paid from the assets of a grantor trust (the "Trust") established by the Company to assist it in meeting its obligations and, to the extent that such assets are not sufficient, by the Company. The Trust shall conform to the terms of the Internal Revenue Service Model Trust as described in Internal Revenue Service Revenue Procedure 92-64.

        IN WITNESS WHEREOF, Chiron Corporation has caused this Plan, as amended and restated effective March 1, 2003 to be executed by its duly authorized representative on the date indicated below.

/s/ WILLIAM G. GREEN Signature	March 14, 2003 Date
Name:	William G. Green
Title:	Sr. Vice President, General Counsel & Secretary

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  Exhibit 10.517
CHIRON CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
ARTICLE I PURPOSE
ARTICLE II DEFINITIONS
ARTICLE III DEFERRALS AND CONTRIBUTIONS
ARTICLE IV EARNINGS
ARTICLE V VESTING
ARTICLE VI DISTRIBUTIONS
ARTICLE VII SPECIAL DEFERRED COMPENSATION ARRANGEMENTS
ARTICLE VIII PRIOR CCD PLAN
ARTICLE IX MISCELLANEOUS